Exhibit 10.1

RICE BRAN SUPPLY
AND PRODUCTION AGREEMENT

This Rice Bran Supply and Production Agreement (“Agreement’) is entered into as of July 3, 2018 (“Effective Date”), by and between Golden Ridge Rice Mills, LLC, an Arkansas limited liability company with principal offices at 1784 Highway 1 North, Wynne Arkansas 72396 (“Golden Ridge”) and RiceBran Technologies, a California corporation with principal offices at 1330 Lake Robbins Drive, Suite 250, The Woodlands, Texas 77380 (“RBT”) (each a “Party” and collectively the “Parties”). In consideration of the mutual covenants and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties agree as follows:

Recitals

A.         Golden Ridge desires to supply to RBT all or such portion of the stabilized rice bran (“SRB”) produced by Golden Ridge at its rice mill facility at 1784 Highway 1 North, Wynne, Arkansas (“Facility”) as is required by RBT, subject to the minimum supply and maximum purchase amounts described below, and on the terms and conditions contained herein.

B.        RBT desires to acquire such SRB from Golden Ridge on the terms and conditions contained herein.

Agreement

1.        Supply and Purchase of SRB. During each consecutive twelve (12) month period following the Effective Date during the term of this Agreement (each a “Contract Year”), Golden Ridge agrees to (i) supply, sell and deliver to RBT a minimum of nine million, six hundred thousand (9,600,000) pounds of SRB (“Minimum Supply Quantity”), and (ii) use its best efforts to supply, in accordance with the terms hereof, such additional amounts of SRB in excess of the Minimum Supply Quantity as RBT may require pursuant to SRB Orders (as defined below) that RBT submits to Golden Ridge. During each Contract Year, RBT agrees to purchase from Golden Ridge a maximum of nineteen million, two hundred thousand (19,200,000) pounds of SRB or such lesser amount as Golden Ridge may produce from the Facility pursuant to RBT SRB. Notwithstanding anything to the contrary herein, Golden Ridge agrees that it shall offer for sale to RBT in accordance herewith all the SRB produced by Golden Ridge at the Facility and that all SRB shall comply with the Specifications (as defined below).

1.1.       Delivery of SRB; Purchase Orders. In accordance with the terms of Section 1.1 and such other terms as the parties may mutually agree in good faith, RBT will from time to time during the term of this Agreement deliver to Golden Ridge purchase orders for the SRB (” SRB Orders”) in an aggregate amount of no less than the Minimum Purchase Quantity. RBT will coordinate the transportation and logistics of each delivery in accordance therewith. RBT agrees to forecast and provide commercially reasonable lead times for its processing orders of SRB as provided in Section 3. RBT shall submit SRB Orders each month for the purchase of SRB production for such following month. Golden Ridge shall fill all forecast SRB Orders to the maximum extent that Golden Ridge (directly or through its affiliates) is able to produce or supply the SRB and shall increase production to supply any unfulfilled orders as soon as reasonably possible. Golden Ridge also shall use commercially reasonable efforts to provide RBT’s requirements for all SRB Orders that are not included in an RBT forecast.

1.2.        Priority Allocation. Without in any manner limiting the Golden Ridge’s obligations to satisfy the Minimum Supply Quantity Requirements hereunder, RBT shall have priority rights for the purchase of all SRB that Golden Ridge has available for sale and in the event that Golden Ridge has insufficient quantities to fulfill all of its customer orders it shall first fill RBT’s SRB Orders.

1.3.       Storage of SRB. Following production and prior to delivery to RBT, Golden Ridge shall store all SRB in accordance with the Specifications, free from contamination and unadulterated, and in compliance with such other reasonable storage specifications as shall be provided by RBT from time to time during the term of this Agreement to avoid degradation or contamination of the SRB. A copy of the storage specifications currently in effect is attached as Exhibit A. RBT shall pay no additional amounts for such storage.

1.4.        Delivery and Risk of Loss. All SRB sold to RBT pursuant to this Agreement shall be delivered F.O.B. the Facility. RBT shall arrange for all shipments and will be solely responsible for all costs and risks associated with transporting the SRB. Golden Ridge will cooperate with RBT to coordinate transportation and logistics. Title to and risk of loss with respect to the SRB Orders shall pass from Golden Ridge to RBT at the time that the shipper or carrier designated by RBT receives possession of the SRB at the Facility. RBT may reject and shall have no obligation to pay for any SRB not complying with the requirements of this Agreement, and if no other option reasonably acceptable to RBT is provided by Golden Ridge may return the non-conforming SRB to Golden Ridge at Golden Ridge’s sole cost and expense.

1.5.        Labelling and Identification; Good Agricultural Practices.. Golden Ridge will deliver the ordered SRB, properly labeled and in hopper trailers as approved in advance by RBT. Golden Ridge shall maintain and provide to RBT on request records of each batch and lot of the SRB, including, without limitation, the date of production and lot numbers. The lot numbers and production date also must be identified on the bill of lading. Golden Ridge will implement and maintain a Good Agricultural Practices program as adopted by the United States Department of Agriculture and United States Food and Drug Administration (“FDA”) (https://www.ams.usda.gov/services/auditing/gapghp) in regard to how farmers grow and store the rice that Golden Ridge purchases.

1.6.        Rescheduling. RBT may reschedule or postpone a delivery at any time, provided that written notice of such rescheduling or postponement is delivered to Golden Ridge not later than fifteen (15) days prior to the requested delivery date, and provided that all SRB ordered will be shipped no later than the final day of the current Contract Year.

1.7.        Inconsistent Provisions. All purchases of SRB by RBT from Golden Ridge during the term of this Agreement shall be pursuant to the terms and conditions of this Agreement, and nothing contained in any purchase order, order confirmation, invoice or other document shall in any way modify or add any terms and conditions to such purchases. The terms hereof shall supersede any contrary terms or conditions set forth in any purchase order, order confirmation, invoice or other document.

2.          Failure to Comply with Minimum Purchase or Supply Requirements. If RBT fails to purchase the Minimum Purchase Quantity other than due to a breach of this Agreement by Golden Ridge, Golden Ridge shall use its reasonable best efforts to sell the excess SRB to a third party, and RBT will be responsible to pay Golden Ridge the difference between the price received by Golden Ridge for such sales and the agreed price per the terms of this Agreement, if less than the price payable hereunder. If Golden Ridge fails to supply the Minimum Supply Quantity of SRB that complies with the Specifications, other than due to a breach of this Agreement by RBT, RBT shall use its reasonable best efforts to purchase the difference between the quantity supplied by Golden Ridge and the Minimum Supply Quantity, and Golden Ridge shall pay RBT the difference between the amount paid by RBT for such SRB and the agreed price per the terms of this Agreement, if more than the price payable hereunder. Golden Ridge will maintain its SRB operation in a way that minimizes long-term reductions in output, including a preventative maintenance program.

3.           Forecasts and Notices Regarding Supply and Purchase.

3.1.        Forecasts and Logistics Planning. On or before the first (1st) day of each month during the term of this Agreement, (i) Golden Ridge shall, in good faith, prepare and provide to RBT a non-binding ninety (90)-day forecast of Golden Ridge’s SRB production for the ninety (90)-day period beginning on the first (1st) day of the following month, and (ii) RBT shall, in good faith, prepare and provide to Golden Ridge a summary of RBT’s logistics planning for the delivery of the Golden Ridge SRB to RBT for the ninety (90)-day period beginning on the first (1st) day of the following month. Golden Ridge shall notify RBT no less than weekly of Golden Ridge’s anticipated production that will be available for delivery by week for each week of the following month; and RBT shall notify Golden Ridge of the actual SRB quantity RBT expects to acquire during each week of the next month.

3.2.       Notices Regarding Certain Events. If a Party determines that any estimated amounts provided pursuant to Section 3.1 are not materially correct, it promptly shall notify the other Party of the revised quantities. Golden Ridge will provide RBT at least forty-five (45)-day’s advance notice of all brown rice runs and of scheduled production termination for maintenance. Golden Ridge will provide immediate same-day notice to RBT for unscheduled production termination and ongoing reports regarding the anticipated period and nature of any termination until production resumes. Such notice may be by email and shall be to RBT’s Vice President of Operations (Robert De Paul) and the Production and Logistics Planner (Sergio Arrieta) or to their successors..

4.          Specifications and Warranties. Golden Ridge warrants to RBT that all SRB supplied hereunder shall be produced in accordance with all applicable laws and shall: (i) be derived from the harvest for the current crop year, except as reasonably approved by RBT, and from rice grown in Arkansas; and (ii) be merchantable, unadulterated, free from defects and fit and safe for human consumption as defined by the Federal Food Drug and Cosmetics Act, and complies with all other applicable laws, regulations, rules and orders, including without limitation those of the FDA and the United States Department of Agriculture, and specifically, and without limitation, complies with the Food Safety Modernizations Act (“FSMA”) of the FDA and the United States import requirements, and (iii) comply with the additional specifications attached as Exhibit A. (The requirements set forth in this Section are collectively referred to as the “Specifications”.)

4.1.        Quality Assurance and Pre-Delivery Testing. Golden Ridge shall achieve and maintain a Global Food Safety Initiative (“GFSI”)-based certification for the bran processing area as well as the mill, either in accordance with the requirements of the Safe Quality Foods (“SQF”) Program or the British Retail Consortium (“BRC”). In order to achieve the foregoing, Golden Ridge shall develop a sanitation program for the rice bran stabilization processing and packaging areas sufficient to achieve appropriate cleaning and sanitation, and development of a consistent monitoring program to verify appropriate sanitation is consistently achieved. Golden Ridge shall provide RiceBran Technologies with the full audit report immediately upon receiving it, as well as documentation of all completed and pending corrective actions. Subsequent corrective action documentation may be provided in segments, as necessary to address issues requiring longer or lesser timelines for resolution, and shall be sufficient to demonstrate full resolution. Golden Ridge shall immediately notify RBT management and quality assurance of any and all product withdrawals and recalls for product produced by Golden Ridge. Golden Ridge shall conduct testing, sampling and all quality assurance necessary and appropriate to verify that all SRB provided hereunder complies with the Specifications. RBT shall have the right, at such times as it may determine, to take all actions necessary or useful to confirm compliance and shall require documentation that any reasonable procedural modifications required to achieve or improve compliance have been implemented and will be maintained. Golden Ridge shall use an accredited third-party laboratory for outside testing, and RBT may request or require specific testing methods as recommended by the laboratory or as needed to fulfill customer requirements. Testing performed at Golden Ridge for product to be sold to RBT shall be done by trained personnel using methods or kits approved by RBT. Golden Ridge shall provide to RBT and to a third-party testing facility approved by RBT a representative sample of each batch of SRB to be supplied by Golden Ridge hereunder.

4.2.       Delivery Certification of Compliance and Authenticity and Approval of Products. As requested by RBT, Golden Ridge shall provide written certifications in substantially the form attached as Exhibit B verifying Golden Ridge’s compliance with the Specifications with respect to each delivery. RBT may test and verify samples from each delivery to verify compliance with the Specifications and conformity to the requirements hereof. If RBT decides to test SRB for RBT purposes, the testing shall be paid for by RBT.

4.3.       SRB Acceptance Process. All SRB Orders shall be subject to approval by RBT and RBT’s customers for compliance with the Specifications and other requirements of this Agreement and any additional testing reasonably requested by RBT. Any additional testing by RBT shall be paid for by RBT. In addition, all SRB intended for equine usage shall be subject to approval by Kentucky Equine Research on or prior to the date of shipment. RBT may reject any delivery that does not comply with the foregoing. If RBT rejects all or part of a delivery of SRB, RBT shall immediately notify Golden Ridge and preserve the SRB rejected for inspection by Golden Ridge.

4.4.        Books and Records; Site Inspection and Examination. Golden Ridge agrees that at all times it will maintain current, accurate and complete books and records relating to its compliance with all of the requirements set forth herein, including without limitation, its operations and production and storage of the SRB in accordance with the requirements of this Agreement. For the purpose of verifying Golden Ridge’s compliance with all terms and conditions of this Agreement, RBT and its agents shall have the right, from time to time, with or without prior notice, to access, audit and examine, or have an independent agent access, audit and examine, Golden Ridge’s books, records and accounts, to audit and observe production and storage of the SRB (at Golden Ridge’s facilities) and to take finished product and raw material samples.

5.           Price and Payment Terms.

5.1.       Price. The purchase price for the SRB purchased by RBT from Golden Ridge during the term of this Agreement shall be thirteen cents ($.13) per pound in US Dollars.

5.2.      Payment Terms. Golden Ridge shall invoice RBT monthly for all SRB shipped by Golden Ridge pursuant to SRB Orders for that month. Terms for all payments due shall be net thirty (30) days after the date the invoice is received by RBT.

6.        Financial Reports. Golden Ridge and RBT each shall deliver or shall cause to be delivered to the other the following financial reports within the applicable time periods specified in this Section:

(a)        Annual Financial Statements. Quarterly Financial Statements, delivered within forty-five (45) calendar days after the end of each calendar quarter for the applicable Party. As used herein, “Quarterly Financial Statements” means unaudited consolidated statements of income, changes in financial position (cash flow) and owners’ equity for the calendar quarter and a consolidated statement of financial condition as of the end of such calendar quarter for the Party and its subsidiaries, which financial statements shall be prepared in accordance with generally accepted accounting principles and practices, consistently applied with past practices, as such principles exist from time to time (“GAAP”) and presented in reasonable detail (but not including footnotes). The financial statements must fairly present in all material respects the financial condition as of the respective dates they were prepared and the results of the operations for the periods indicated

(b)        Tax Returns. Copies of the annual federal income Tax returns, delivered within five (5) business days after the filing thereof.

(c)      Quarterly Financial Statements. Quarterly Financial Statements, delivered within forty-five (45) calendar days after the end of each quarter annual period of the applicable Party’s fiscal year (“Quarter”) (other than the fourth Quarter). As used herein, “Quarterly Financial Statements” means, with respect to each Quarter, consolidated statements of income, changes in financial position (cash flow) and owners’ equity for such Quarter and a consolidated statement of financial condition as of the end of such Quarter for the Party and its subsidiaries, which financial statements shall be prepared in accordance with GAAP (subject to applicable year-end adjustments) and presented in reasonable detail (but omitting footnotes that would substantially duplicate footnotes contained in the most recent Annual Financial Statements).

7.           Term and Termination.

7.1.       Term. This Agreement shall commence on the Effective Date and unless terminated earlier under Section 7.2, shall remain in effect for a period of three (3) years from the Effective Date (“Initial Term”). After the Initial Term, this Agreement will automatically renew for additional one (1) year renewal terms (each a “Renewal Term”) unless either Party gives the other Party written notice of termination at least ninety (90) days prior to the end of the then-current term.

7.2.        Termination. This Agreement may be terminated prior to expiration of the then-current Initial Term or Renewal Term without liability of the terminating Party under the following circumstances:

(a)        Payment Breach. By either Party, at any time after the failure of the other Party to make any payment due under this Agreement when such payment is due and following ten (10) day’s written notice, if within such ten (10) day period, the specified breach has not been cured; and

(b)          Non-Payment Breach. By either Party at any time after the thirtieth (30th) day following written notice to the other Party of the breach by the other Party of any provision contained in this Agreement (other than any provision relating to payment of funds), specifying the nature and extent of the breach, if within such thirty (30) day period the specified breach has not been cured to the reasonable satisfaction of the aggrieved Party; and

(c)        Insolvency or Bankruptcy. This Agreement shall immediately terminate unless a Party expressly waives this termination if the other Party files a petition of any type for bankruptcy, is declared bankrupt, becomes insolvent, makes an assignment for the benefit of creditors, is placed in receivership or otherwise involuntarily loses legal control of its business.

7.3.        Effect of Termination. The expiration or termination of this Agreement shall discharge each Party from the further performance of its respective obligations hereunder, but shall not release either Party from liability arising before the expiration or as a result thereof.

7.4.        Survival of Covenants. The obligations of the Parties under Sections 7 through 11 and any other provisions that by their nature should survive, shall survive any expiration or termination of this Agreement.

8.           Indemnification; Insurance.

8.1.      Indemnification. Each Party hereby agrees to indemnify, defend and hold the other Party and the other’s directors, officers, shareholders, members, employees and agents harmless from and against any claims, demands, causes of action, liabilities and damages resulting from any breach by the indemnifying Party of its obligations hereunder. Without limiting the foregoing, Golden Ridge further agrees to indemnify, defend and hold RBT and its directors, officers, shareholders, members, employees and agents harmless against any claims, demands, causes of action, liabilities or damages (including without limitation any damage to trade name or reputation) arising from Golden Ridge’s breach of any of the Specifications or for any claims asserted by customers or consumers arising out of damage or injury to person or property as a result of the use or consumption of the Product.

8.2.        Indemnification Procedure. Any Party claiming indemnification under this Agreement (the “Indemnified Party”) shall provide the other Party (the “Indemnifying Party”) prompt notice in writing upon becoming aware of any action, suit, proceeding, claim, demand, judgment or assessment with respect to which a right to indemnification is claimed under this Section 8.2 (a “Claim”). The Indemnifying Party shall thereupon having the right to assume control of the defense and/or settlement of the Claim, provided that (i) the Indemnifying Party promptly undertakes such defense/or settlement, and thereafter pursues the same with reasonable diligence; (i) the Indemnifying Party keeps the Indemnified Party reasonably informed of the progress of such defense and/or settlement; and (iii) the Indemnifying Party does not compromise or settle the Claim without the Indemnified Party’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed. The Indemnified Party may participate in the defense of a Claim at its own expense; however, the Indemnified Party’s participation shall be solely as an observer.

8.3.       Insurance. Each Party hereby agrees to maintain at all times during the term of this Agreement (i) general liability insurance sufficient in scope of coverage to cover its respective liabilities under this Agreement in the amount of no less than one million dollars ($1,000,000) per claim and three million dollars ($3,000,000) in the aggregate, and (ii) product liability insurance covering the sale of SRB in the amount of one million dollars ($1,000,000) per claim and three million dollars ($3,000,000) in the aggregate, in each case naming the other Party as an additional insured, and from time to time upon request of the other Party to furnish reasonable evidence of such coverage. If either Party fails to satisfy its obligations under this Section 8.3, the other Party may purchase and maintain such insurance on such Party’s behalf and may add any premiums so paid to the amounts otherwise payable by the other Party hereunder.

9.       Confidentiality. Each Party agrees that during the course of performance of this Agreement, such Party may receive or learn information relating to the other Party, including without limitation the customers, suppliers, capacities, processes, patents, products, procedures, know-how, costs, business plans, assets or business of the other Party, and that much of such information comprises trade secrets. Each Party agrees to treat all such information as confidential, and (i) to use at least the same measures and procedures to protect such information from non-permitted use or disclosure as it uses to protect its own confidential information, but no less than reasonable care, and (ii) not to disclose such information to anyone other than those employees involved in the administration of this Agreement that have a need to know such information. Each Party further agrees not to use any such information (or permit the use thereof by any of its employees) except as expressly permitted by this Agreement, whether for its own benefit or to the detriment of the other, and not to disclose or to permit the disclosure of any such information by any person or entity under its control or influence, except to the extent that any such disclosure is required by law or by legal process, and then only after giving the other party reasonable advance notice of and an opportunity to contest the proposed disclosure. Notwithstanding the foregoing, the information comprising confidential information pursuant to this Section 9 shall not include information of the other party that (A) is readily ascertainable or obtainable from public information, (B) is received from a third party not known to the recipient to be under and obligation to keep such information confidential, (C) is or becomes to known to the public other than through disclosure by the receiving Party, (D) the recipient can demonstrate was in such Party’s possession (and not subject to an obligation to keep such information confidential) prior to disclosure thereof in connection with the transactions contemplated by this Agreement, or (E) was independently developed by the receiving Party. The Parties agree that any breach of the provisions of this Section 9 may result in damage to the aggrieved Party that is irreparable, speculative or otherwise difficult to prove, and that each Party accordingly shall be entitled to injunctive relief in the event of any breach or threatened breach hereof by the other.

9.1.        Return of Confidential Information. Upon request of either Party, the other Party shall immediately deliver to the requesting Party all documents and data pertaining to the requesting Party’s Confidential Information and shall not retain any documents or data of any kind or any reproductions (in whole or in part) of any items constituting or relating to any such Confidential Information, together with all memoranda, notes, records, reports, photographs, drawings, plans, papers or other documents made or compiled by the other Party or made available to the other Party and any copies of abstracts thereof, whether or not of a secret or confidential nature. Neither Party shall duplicate copy or disclose any documents (including electronic ones) that contain Confidential Information or parts thereof of the other Party without the prior written consent of the other Party.

10.          Right of First Refusal and Option to Purchase.

10.1.     Right of First Refusal. If (i) any third party or group of affiliated parties offers or proposes an Acquisition Transaction and Golden Ridge is willing to sell on such terms or determines to pursue the proposal (a “Qualifying Offer”), (ii) Golden Ridge determines to initiate or seek offers to complete an Acquisition Transaction, or (iii) Golden Ridge deems it necessary to discontinue operations, prior to proceeding with any such transaction Golden Ridge agrees to promptly notify RBT in writing of the material terms and conditions of the Qualifying Offer or proposed transaction (“Notice”). RBT shall have the right, for a period of thirty (30) days thereafter (“Election Period”) to pursue the transaction as set forth in the Notice regarding the Qualifying Offer or to complete an Acquisition Transaction as identified in such Notice by agreeing in writing and in principle to all terms and conditions set forth in the Notice; provided, however, that RBT may subject such agreement to reasonable satisfaction with due diligence and mutual agreement to other customary terms and conditions to such a transaction (“RBT ROFR”). Thereafter, RBT and Golden Ridge must use commercially reasonable efforts to complete the transaction on a timely basis, but no less than ninety (90) days, in accordance with the terms set forth in the Notice. Notwithstanding the foregoing, if RBT exercises the RBT ROFR, Golden Ridge agrees that it will negotiate in good faith exclusively with RBT to complete a mutually satisfactory transaction for a period of at least ninety (90) days. If Golden Ridge does not receive the written election of the RBT ROFR within the Election Period, or if RBT fails to complete the transaction in a timely manner and in accordance with the terms of the Notice, and after the ninety (90) day exclusivity period, RBT’s rights pursuant to this Section 10 shall immediately terminate and Golden Ridge shall be entitled, at its discretion and for a period of ninety (90) days thereafter, to complete the proposed transaction, in the event of a Qualifying Offer with such original third party, or if not a Qualifying Offer, with any other party on terms and conditions that are no less favorable to any other third party than were offered to RBT in the Notice. If Golden Ridge does not complete the transaction within such ninety (90) day period, it must again grant RBT the rights in full under this Section to proceed with an Acquisition Transaction in accordance herewith before completing any such transaction. Golden Ridge agrees that it will not enter into any agreement with any other party that will restrict it or prohibit it from complying with the terms of this Section 10. Without prejudice to the rights and remedies otherwise available, RBT shall be entitled to equitable relief by way of injunction or otherwise if Golden Ridge or any of its Affiliates or representatives breach or threaten to breach any of the provisions of this Section 10.

10.2.    Option to Purchase. Golden Ridge hereby grants to RBT an option to purchase (“Option”) all right title and interest in and to the assets of Golden Ridge Business pursuant to the terms and conditions set forth on the form of Purchase Agreement attached as Exhibit C (“Purchase Agreement”), as follows:

(a)         Option Term. The term of this Option shall commence on the Effective Date and shall immediately and expire at 5:00 p.m., Central Time, on the six (6) month anniversary of the Effective Date.

(b)       Purchase Price. The purchase price payable by RBT upon exercise of the Option shall be the amount set forth in the attached Purchase Agreement and shall be due and owing at the closing.

(c)      Closing. The closing of the sale and purchase pursuant to the Purchase Agreement for the sale of the Business must occur no later than one hundred and twenty (120) days following the expiration of the exercise by RBT of the Option.

(d)         Exercise of Option. This Option may be exercised at any time during the term of the Option by RBT through delivery to Golden Ridge of written notice of exercise. If RBT does not validly exercise this Option during the term of the Option, the Option and all rights of RBT under this Option shall automatically and immediately terminate. The exercise notice shall be accompanied by a copy of the Purchase Agreement duly executed by RBT, but not dated, and with the closing date specified by RBT in accordance with Section 10.2(c).

(e)          Execution of Purchase Agreement. On receipt by Golden Ridge of the Option exercise notice and a copy of the Purchase Agreement executed by RBT, Golden Ridge shall promptly duly execute and date the Purchase Agreement and deliver the executed and dated Purchase Agreement to RBT. The Purchase Agreement shall thereupon be immediately effective and binding on both Golden Ridge and RBT.

(f)      Representation. Golden Ridge represents and warrants to RBT that the execution and delivery of this Agreement and the Purchase Agreement and the performance of Golden Ridge under both agreements has been duly authorized by all necessary acts of Golden Ridge and its owners, managers and officers.

10.3.      Certain Definitions. As used in this Agreement, “Acquisition Transaction” means (i) the sale or transfer, directly or indirectly, and whether through direct acquisition, reorganization, consolidation or merger, in one or more related transactions of more than fifty percent (50%) of the equity, voting securities or voting rights of Golden Ridge to a third party that is not a current member of Golden Ridge or an Affiliate of Golden Ridge, (ii) the sale or transfer in one or more related transactions, directly or indirectly, of all or substantially all of the assets of Golden Ridge to any party that is not a current member of Golden Ridge or an Affiliate of Golden Ridge, or (iii) the encumbrance, mortgage, lease or other transfer in one or more transactions of Golden Ridge’s voting securities, assets or earning power constituting more than fifty percent (50%) of the voting securities, assets or earning power to any third party that is not a current member of Golden Ridge or an Affiliate of Golden Ridge; provided, that (iv) a transfer by a person who is a natural person of all or any portion of his or her voting securities to a revocable trust created for the benefit of the transferor, and any transfers between or among the transferor, the transferor’s spouse and the transferor’s issue shall not be considered a transfer of such voting securities for the purposes hereof to the extent that the transferor retains a beneficial interest in the trust or voting securities with the right to vote all of the voting securities placed into trust. Affiliate” means, with respect to any Party, (a) any other person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with Party or (b) any other person or entity that owns, directly or indirectly, ten percent (10%) or more of such Party’s equity interests or any executive officer, director, member, manager or general partner of any such Party. “Business” means all right and title to the rice mill business operated by Golden Ridge, the Facility and all of the assets and rights used or useful in the operation of such business or in connection therewith.

11.          Miscellaneous.

11.1.      Waivers and Amendments. No purported amendment or waiver of any provision of or right under this Agreement shall be enforceable unless in writing signed by the Party against whom such enforcement is sought.

11.2.      Non-assignability. This Agreement shall not be assigned by Golden Ridge without the prior written consent of RBT, which consent shall not be unreasonably withheld; provided, that Golden Ridge may assign its right to collect amounts payable for shipped SRB hereunder. In addition, the Parties agree that this Agreement shall be assignable by either Party to their successor in interest in connection with a sale of all or substantially all of the assets or equity of the assigning Party to the assignee; provided that (i) the assignee agrees in writing to be bound by the provisions hereof, (ii) all related agreements between the Parties are also assigned to the transferee, and (iii) notice of the proposed assignment is provided to the other Party hereto at least ten (10) days prior to the assignment. Any assignment contrary to the provisions of this Section shall be deemed a material breach of this Agreement

11.3.      No Joint Venture or Partnership. Nothing in this Agreement shall be construed to create a partnership or joint venture of any kind or for any purpose between the Parties, or to constitute either Party a special or general agent of the other, and neither Party will act or represent otherwise to any third party. Neither Party shall refer to this Agreement, to the other Party or the relationship between the Parties as any form of partnership or joint venture in any communication with any third party without the prior written consent of the other Party.

11.4.   Disclaimer of Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER GOLDEN RIDGE NOR RBT MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED. BOTH PARTIES EXPRESSLY DISCLAIM THE WARRANTY OF MERCHANTABILITY AND THE WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

11.5.    LIMITATION OF LIABILITY. EXCEPT WITH REGARD TO EACH PARTY’s INDEMNIFICATION RIGHTS WITH RESPECT TO CLAIMS BROUGHT BY THIRD PARTIES PURSUANT TO SECTION 8, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY, WHETHER IN TORT, IN CONTRACT OR OTHERWISE, AND WHETHER DIRECTLY OR BY WAY OF CONTRIBUTION OR OTHERWISE, FOR ANY INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES, WHETHER OF THE OTHER PARTY OR OF ANY THIRD PARTY, RELATING TO OR ARISING OUT OF THE OBLIGATIONS OF THE PARTIES HEREUNDER.

11.6.      Force Majeure. Golden Ridge shall not be responsible for any delays in processing of any SRB ordered by RBT to the extent resulting from strikes, blackouts, floods, droughts, riots, epidemics, fire, governmental regulation, acts of God or other causes beyond its control, but only during the period such cause remains beyond its reasonable control.

11.7.      Notices. Any notice under or relating to this Agreement shall be in writing and shall be deemed duly given upon the earlier to occur of (i) actual receipt of the notice by the addressee; (ii) confirmed electronic transmission to the addressee of the notice or a facsimile thereof; (iii) if deposited with a nationally-recognized messenger service which guarantees delivery within a specified period (not to exceed three (3) business days), the end of such guaranteed period; or (iv) if sent by certified or registered United States Mail, the third (3rd) business day after such mailing; in each case if transmission, postage or delivery charges are prepared and the notice is addressed or delivered as follows:

If to Golden Ridge:	The address set forth in the preamble to this Agreement

With a copy, which shall
not comprise notice, to:	Dennis Zolper Attorney PA
306 S Madison Ave
Jonesboro, AR. 72401
Tel. 870-336-6437
Email: dmzlawyer@gmail.com

If to RBT:	The address set forth in the preamble to this Agreement

With a copy, which shall
not comprise notice, to:	Weintraub Tobin Chediak
Coleman Grodin Law Corporation
400 Capitol Mall, 11th Floor
Sacramento, CA 95814
Attention: Chris Chediak
Fax: 916-446-1611
Email: chediak@weintraub.com

Any Party may from time to time change its respective address for notice by delivering written notice of such change to the other Party. The burden of proof of due delivery under this paragraph shall be upon the Party giving notice.

11.8.      Severability. In case any provision of this Agreement shall be declared invalid, illegal or unenforceable in any jurisdiction, such provision shall be deemed stricken from this Agreement as to that jurisdiction only, and the validity, legality and enforceability of this Agreement or of any of its provisions in such jurisdiction or in any other jurisdiction shall not otherwise be affected.

11.9.      Titles and Headings. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in interpreting or construing this Agreement.

11.10.    Expenses. Except as expressly otherwise set forth herein, each Party shall bear its own attorneys’ and other professional and business advisors’ fees and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement. In the event that any Party brings any action (whether any arbitration proceeding or otherwise) to enforce any of the provisions of this Agreement, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and costs from the other Party.

11.11.  Entire Agreement. This Agreement and the attached and referenced documents constitute the entire agreement between the Parties regarding the subject matter, all oral agreements being merged herein and therein, and supersede all prior representations. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the Parties relating to the subject matter of this Agreement that are not fully expressed herein or therein.

11.12.    Publicity. The Parties agree that upon signing of this Agreement and upon initiation of production of SRB under this Agreement, each Party may issue a press release approved by the other Party (such approval not to be unreasonably withheld) disclosing the existence and general structure of, but not the economic terms of this Agreement. Other than the issuance of such general press releases, neither Party may make any other public announcement regarding this Agreement or the subject matter or economic terms contained herein without the prior written consent of the other Party, except as may be required by applicable law or pursuant to requirements of an applicable court proceeding, in which event, the disclosing Party shall endeavor to give the non-disclosing Party prompt notice in order to allow the non-disclosing Party the opportunity to seek a protective order.

11.13.    Binding Arbitration. All disputes or claims arising out of, or in connection with, this Agreement or the breach, termination or invalidity thereof or of any provision herein shall be finally resolved by binding arbitration conducted in accordance with the rules of the American Arbitration Association. In accordance with Section 12.2, the fees of the arbitrator and the other reasonable and documented costs of the prevailing Party in any arbitration pursuant to this Section, including reasonable attorneys' fees, shall be borne by the non-prevailing Party or Parties, unless otherwise determined by the arbitrator. The arbitration shall take place in Arkansas and shall be conducted in English. The award of the arbitrator shall be final and binding on the Parties, the Parties hereby waiving any right of review or appeal thereof. The award may be presented by either Party for enforcement in any court of competent jurisdiction. The Parties hereby consent to the jurisdiction of such court solely for purposes of enforcement of this arbitration provision and any award rendered hereunder. In any such enforcement action neither Party will seek to invalidate or modify the decision of the arbitrator or otherwise to invalidate or circumvent the procedures set forth in this Section as the sole and exclusive means of settling or resolving such dispute. Notwithstanding the foregoing, nothing in this Section shall prevent a Party from seeking temporary or permanent injunctive relief from a court of competent jurisdiction. Likewise the Parties hereby authorize the arbitrator to grant interim relief, including but not limited to any interim relief which a court has the power to grant.

11.14.   Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts entered into and to be performed entirely within Delaware, and shall be given a fair and reasonable construction in accordance with the intent of the parties.

11.15.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

12.          Remedies and Attorneys’ Fees.

12.1.      Seller’s Remedies. Except to the extent of the amount of any purchase price actually paid by RBT for such SRB, Seller’s damages for wrongful rejection, wrongful failure to properly revoke acceptance, wrongful non-acceptance of SRB or repudiation of the SRB shall be the difference in the market price at the time and place for the tender of SRB and the contract price, whichever is greater.

12.2.      Attorneys' Fees. If the services of an attorney are required to secure the performance of this Agreement or otherwise upon the breach or default of this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys' fees, costs, expert witness fees, accountant and consultant fees and other expenses, in addition to any other relief to which such party may be entitled.

13.          Loans.

13.1.      First loan to Seller of $400,000. Subject to Seller duly executing and delivering to RBT a Promissory Note in the form attached as Exhibit D-1 (“Note”), RBT agrees to loan Seller the sum of Four Hundred Thousand Dollars ($400,000.00) on the terms and conditions set forth in the attached Note. Golden Ridge shall use the loaned amount solely for acquiring storage facilities and equipment to store and produce SRB pursuant to the terms of this Agreement. The loan shall bear interest at the rate of six percent (6%) per annum and shall be repaid at the rate of Sixty Dollars ($60) per ton from the amounts otherwise payable hereunder for the purchase of SRB by RBT or its designee hereunder. Such amounts shall be deducted from any monthly payment owed to Golden Ridge from RBT or its designee pursuant to Section 5 hereof and shall be evidenced by a statement prepared by RBT accompanying the payment (which, absent manifest error shall be binding on the Parties). The terms of repayment shall continue until the debt and accrued interest owed to RBT is paid in full. Any then remaining Note balance shall all be due and payable in full on or before the eighteen (18) month anniversary of the Effective Date.

13.2      Second loan to Seller for tanks and other equipment furnished by RBT. Subject to Seller duly executing and delivering to RBT a Promissory Note in the form attached as Exhibit D-2 (“Second Note”), RBT agrees to furnish Golden Ridge six storage tanks and one cooling screen (the “Kason”) and agrees to loan to Golden Ridge an additional One Hundred and Sixty-Five Thousand Dollars ($165,000) for the purchase of this equipment from RBT. The loan shall bear interest at the rate of six percent (6%) per annum and shall be repaid at the rate of Ten Dollars ($10) per ton from any monthly amounts otherwise payable hereunder for the purchase of SRB by RBT or its designee pursuant to Section 5 hereof. Such amounts shall be deducted from any payment owed to Golden Ridge from RBT or its designee and shall be evidenced by a statement prepared by RBT accompanying the payment (which, absent manifest error shall be binding on the Parties). The terms of repayment shall continue until the debt and accrued interest owed to RBT is paid in full. Any then remaining Note balance shall all be due and payable in full on or before the eighteen (18) month anniversary of the Effective Date.

GOLDEN RIDGE RICE MILLS, LLC.

By	/s/ Wayne Wilkison
Name:	Wayne Wilkison, Member/Manager

RICEBRAN TECHNOLOGIES

By	/s/ Brent Rystrom
Name:	Brent R. Rystrom

EXHIBIT A
Specifications and Storage Requirements

SRB is to be stored under appropriate conditions in dry, sealed sanitary feed / food grade tanks that prevent pest infestation and moisture introduction. The tanks shall have adequate protective overhead and side structure to minimize unintentional airborne dust and moisture during loading. Each lot of SRB shall be segregated to maintain lot identity. SRB shall be placed on hold at production until all appropriate testing or other verification it meets specification is complete, after which it may be released by the Quality Assurance Department.

SRB sold to RBT shall comply with the RBT specification, unless said specification is superseded by the specification for the customer receiving the specific load of product, in which case the product shall comply with that customers documented specification.

RiceBran Technologies
Stabilized Rice Bran Specification:
Physical Appearance
Appearance (in house)	Coarse Granule
Color (in house)	Tan
Bulk Density (ASTMD 1895B, + / – 10%)	~0.49 g/cm3
Particle Size (laser scattering analyzer)	90% through 18 mesh
15% through 100 mesh

Microbiological
Total Plate Count (AOAC 990.12)	10,000 cfu/g max
Coliform (AOAC 991.14)	100 cfu/g max
E. coli (AOAC 991.14)	None detected/10g
Salmonella (AOAC 989.13)	None detected/25g
Yeast (AOAC 997.02)	100 cfu/g max
Mold (AOAC 997.02)	100 cfu/g max

Mycotoxin
Aflatoxin	<20 ppb
Deoxynivalenol	1 ppm
Fumonisin	<4 ppm
Zearalenone	<1 ppm

Free Fatty Acids
Free Fatty Acids	0.8% max

EXHIBIT B
Form of Certification

Golden Ridge Rice Mills, LLC Officer's Certificate

This Officer’s Certificate is delivered pursuant to the Rice Bran Supply and Production Agreement entered into as of July 3, 2018 (“Agreement”) between Golden Ridge Rice Mills, LLC (“Golden Ridge”) and RiceBran Technologies (“RBT”). The undersigned certifies that the SRB delivered to RBT on _______, purchase order number ______, complies in all respects with the Specifications described in the Agreement.

Dated: ________________.

By:

Title:

EXHIBIT C
Purchase Agreement

[Omitted]

EXHIBIT D-1

Note

PROMISSORY NOTE

$400,000	July 3, 2018
Wynne, Arkansas

FOR VALUE RECEIVED, Golden Ridge Rice Mills, LLC, an Arkansas limited liability company with principal offices at 1784 Highway 1 North, Wynne Arkansas 72396 (“Maker”), promises to pay to RiceBran Technologies, a California corporation with principal offices at 1330 Lake Robbins Drive, Suite 250, The Woodlands, Texas 77380 (“RBT”), or order (as applicable “Company”), at the offices of the Company or at such other place as any subsequent holder of this Promissory Note (this “Note”) may designate, the principal sum of Four Hundred Thousand Dollars ($400,000.00), with interest on the unpaid principal balance of this Note from time to time outstanding at the fixed rate of six percent (6%) as set forth below until the unpaid principal amount is paid in full.

1.           Principal and Interest Payments. The principal and accrued interest shall be payable as follows: a Sixty Dollar ($60.00) per ton credit shall be applied by RBT for each ton of stabilized rice bran (“SRB”) purchased by RBT from Maker pursuant to and in accordance with the terms of the Rice Bran Supply and Production Agreement between RBT and Maker dated this same date (“Supply Agreement”). This credit shall reduce the amounts otherwise payable by RBT or its designee under the terms of the Supply Agreement for the purchase of SRB. Such credited amounts shall be applied first to accrued, but unpaid interest, then to any unpaid amounts other than principal, and finally to principal. All such credited payments shall be evidenced by a statement prepared by RBT that, absent manifest error, shall be binding on Maker; provided, that the failure to attach or any inaccuracy in such schedule shall not impair the right of the Company to collect any amounts due hereunder. Any remaining unpaid Note balance shall be all due and payable in full on or before December 29, 2019.

2.          Application of Payments; Schedule of Loaned Funds and Payments. Any prepayment of this Note shall be applied first to accrued, but unpaid interest, then to any unpaid amounts other than principal, and finally to principal. Any cash amounts paid by or on behalf of the Maker shall be made in immediately available funds to the Company at its designated office as provided above.

3.            Unsecured. This Note is unsecured.

4.        Waivers. Maker expressly agrees that this Note or any payment hereunder may be extended by the Company from time to time without in any way affecting the liability of Maker. No waiver by the Company shall be binding unless executed in writing by the Company. The Maker hereby irrevocably (i) waives diligence, presentment and demand for payment, protest, notice, notice of protest and nonpayment, dishonor and notice of dishonor and all other demand or notices of any and every kind whatsoever; (ii) agrees that this Note and any or all payments coming due hereunder may be extended from time to time in the sole discretion of Company without in any way affecting or diminishing the Maker’s liabilities hereunder; and (iii) agrees that Company may, at its option, postpone the time of payment or grant any other waiver of the terms or conditions of this Note, but no such waiver shall affect or impair the rights of the Company to require observance, performance, or satisfaction, either of that term or condition as it applies on a subsequent occasion or of any other term or condition of this Note, including without limitation, any substitution, exchange or release of collateral, and any addition or release of any other party or person primarily or secondarily liable.

6.         Covenants. The Maker covenants and agrees that until all amounts of principal, interest, fees, and all other amounts due on or in connection with this Note are paid in full:

(a) The Maker shall (i) provide the Company with the Maker’s annual financial statements within forty-five (45) days after the end of each year, and (ii) monthly financial statements within ten (10) business days following the end of each calendar month. An authorized and appropriate representative of Maker will be available periodically to meet with the Company as reasonably requested by Company (or to hold a teleconference with the Company) to explain and discuss the Maker’s financial condition and results of operation; and

(b) The Maker shall provide the Company notice promptly (and in any event within five (5) days after obtaining actual knowledge) of any Event of Default.

7.          Representations and Warranties. The Maker represents and warrants that (i) the Marker is organized and resident in the State of Arkansas; (i) the Maker is duly organized and in good standing under the laws of Arkansas and has full capacity and right to make and perform this Note, and all necessary authority has been obtained; (iii) this Note constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (iv) the making, existence, and performance of this Note does not and will not violate the provisions of any applicable law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument, or document to which the Maker is a party or by which the Maker or any of the Maker’s property may be bound or affected; and (v) all consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under applicable law and regulations for the making and performance of this Note have been obtained or made and are in full force and effect.

8.        Default. The following shall constitute events of default (individually, an “Event of Default” and collectively, “Events of Default”) under this Note:

(a)          The institution against the Maker or any endorser or guarantor of this Note of any involuntary proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within thirty (30) days of filing;

(b)          The institution by the Maker or any endorser or guarantor of this Note of any voluntary proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally or the making by the Maker or any endorser or guarantor of this Note of a composition or an assignment or trust mortgage for the benefit of creditors;

(c)        Default or breach by the Maker of any of the Maker’s obligations or covenants under this Note, the Supply Agreement or any related agreements or instruments entered into with or on behalf of the Company, or any other agreement between the Maker (or any of the Maker’s affiliates) and the Company or any of its affiliates, or the occurrence of any event of default under any promissory note of the Maker (or any of the Maker’s affiliates) in favor of the Company or any of its affiliates;

(d)         The failure to make any payment hereunder or under any other obligation to Maker or its affiliates, whether of principal, interest or otherwise, within five (5) days of when due;

(e)         Any financial statement or certificate furnished to the Company in connection with, or any representation or warranty made by or on behalf of the Maker or any endorser or guarantor under shall prove to be incorrect, false or misleading in any material respect when furnished or made; or

(f)        The Maker or any endorser or guarantor (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of or premium or interest on any debt in excess of Ten Thousand Dollars ($10,000) when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such debt.

Upon the occurrence of an Event of Default: (i) all obligations of the Maker shall at the holder of this Note’s option and without notice become immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest, notice of dishonor or other notice of any kind, all of which are hereby expressly waived by the Maker; and (ii) the holder of this Note shall have all rights, powers and remedies available under this Note, and as otherwise accorded by law, including without limitation the right to resort to any or all guaranties and collateral; provided that upon the occurrence of any Event of Default described in clause (a) or (b) of the definition of Event of Default above, the principal then outstanding, together with accrued interest thereon, and all fees and other obligations under this Note shall automatically become due and payable, without presentment, demand, notice of nonperformance, notice of protest, protest, notice of dishonor or other notice of any kind, all of which are hereby waived. All rights, powers and remedies of the holder may be exercised at any time by the holder and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

9.          Default Rate. Every amount overdue under this Note shall bear interest from and after the date on which such amount first became overdue at an annual rate of ten percent (10%) or the highest legal rate of interest, whichever is lower. Such interest on overdue amounts under this Note shall be payable on demand and shall accrue and be compounded monthly until the obligation of the Maker with respect to the payment of such interest has been discharged (whether before or after judgment). In no event shall any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law and if any such payment is paid by the Maker, then such excess sum shall be credited by the holder as a payment of principal.

10.          No Offset. Except as expressly permitted herein, all payments by the Maker under this Note shall be made without set-off or counterclaim and shall be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law. The Maker shall pay and save the holder harmless from all liabilities with respect to or resulting from any delay or omission to make any such deduction or withholding required by law.

11.          Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally with receipt acknowledged in writing, by electronic mail transmission with answer back confirmation, mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the addresses specified above or the email addresses set forth herein. All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by electronic mail transmission to the email address as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail or by overnight courier in the manner described above to the address as provided in this Section, be deemed given on the third (3rd) business day after mailing or deposit with the courier service (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto.

12.         Attorneys' Fees. If the services of an attorney are required to collect payment on this Note, secure the performance of this Note, enforce any judgment obtained on this Note or otherwise upon the breach or default of this Note, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Note or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys' fees, costs, expert witness fees, accountant and consultant fees and other expenses, in addition to any other relief to which such party may be entitled. Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.

13.         Governing Law; Venue. This Note shall be governed in all respects by the laws of the State of Delaware, without regard to any provisions thereof relating to conflicts of laws among different jurisdictions.

14.         Severability. In the event that any provision of this Note becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, void, or invalid under any applicable statute, rule or law the parties agree that such invalidity shall not affect the validity of the remaining provisions of this Note, and further agree to substitute for the invalid provision a valid provision which most closely approximates the intent and economic effect of the invalid provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Note.

15.          Time. Time is of the essence of this Note and each of the provisions hereof.

16.         Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

17.        Non-Dischargeable Obligations. To the extent permissible under applicable law, the obligations created by this Note shall be non-dischargeable in bankruptcy.

18.         Prepayment. This Note may be prepaid in whole or in part at any time or from time to time by the Maker. Any such prepayment shall be without premium or penalty.

19.       WAIVER OF JURY TRIAL. THE PARTIES IRREVOCABLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER AT LAW OR EQUITY, BROUGHT BY ANY PARTY.

“MAKER”

Golden Ridge Rice Mills, LLC

By:
Title:

EXHIBIT D-2

Second Note

PROMISSORY NOTE

$165,000	July 3, 2018
Wynne, Arkansas

FOR VALUE RECEIVED, Golden Ridge Rice Mills, LLC, an Arkansas limited liability company with principal offices at 1784 Highway 1 North, Wynne Arkansas 72396 (“Maker”), promises to pay to RiceBran Technologies, a California corporation with principal offices at 1330 Lake Robbins Drive, Suite 250, The Woodlands, Texas 77380 (“RBT”), or order (as applicable “Company”), at the offices of the Company or at such other place as any subsequent holder of this Promissory Note (this “Note”) may designate, the principal sum of One Hundred and Sixty-Five Thousand Dollars ($165,000.00), with interest on the unpaid principal balance of this Note from time to time outstanding at the fixed rate of six percent (6%) as set forth below until the unpaid principal amount is paid in full.

20.         Principal and Interest Payments. The principal and accrued interest shall be payable as follows: a Ten Dollar ($10.00) per ton credit shall be applied by RBT for each ton of stabilized rice bran (“SRB”) purchased by RBT from Maker pursuant to and in accordance with the terms of the Rice Bran Supply and Production Agreement between RBT and Maker dated this same date (“Supply Agreement”). This credit shall reduce the amounts otherwise payable by RBT or its designee under the terms of the Supply Agreement for the purchase of SRB. Such credited amounts shall be applied first to accrued, but unpaid interest, then to any unpaid amounts other than principal, and finally to principal. All such credited payments shall be evidenced by a statement prepared by RBT that, absent manifest error, shall be binding on Maker; provided, that the failure to attach or any inaccuracy in such schedule shall not impair the right of the Company to collect any amounts due hereunder. Any remaining unpaid Note balance shall be all due and payable in full on or before December 29, 2019.

21.         Application of Payments; Schedule of Loaned Funds and Payments. Any prepayment of this Note shall be applied first to accrued, but unpaid interest, then to any unpaid amounts other than principal, and finally to principal. Any cash amounts paid by or on behalf of the Maker shall be made in immediately available funds to the Company at its designated office as provided above.

22.         Unsecured. This Note is an unsecured.

23.       Waivers. Maker expressly agrees that this Note or any payment hereunder may be extended by the Company from time to time without in any way affecting the liability of Maker. No waiver by the Company shall be binding unless executed in writing by the Company. The Maker hereby irrevocably (i) waives diligence, presentment and demand for payment, protest, notice, notice of protest and nonpayment, dishonor and notice of dishonor and all other demand or notices of any and every kind whatsoever; (ii) agrees that this Note and any or all payments coming due hereunder may be extended from time to time in the sole discretion of Company without in any way affecting or diminishing the Maker’s liabilities hereunder; and (iii) agrees that Company may, at its option, postpone the time of payment or grant any other waiver of the terms or conditions of this Note, but no such waiver shall affect or impair the rights of the Company to require observance, performance, or satisfaction, either of that term or condition as it applies on a subsequent occasion or of any other term or condition of this Note, including without limitation, any substitution, exchange or release of collateral, and any addition or release of any other party or person primarily or secondarily liable.

6.          Covenants. The Maker covenants and agrees that until all amounts of principal, interest, fees, and all other amounts due on or in connection with this Note are paid in full:

(a)        The Maker shall (i) provide the Company with the Maker’s annual financial statements within forty-five (45) days after the end of each year, and (ii) monthly financial statements within ten (10) business days following the end of each calendar month. An authorized and appropriate representative of Maker will be available periodically to meet with the Company as reasonably requested by Company (or to hold a teleconference with the Company) to explain and discuss the Maker’s financial condition and results of operation; and

(b)       The Maker shall provide the Company notice promptly (and in any event within five (5) days after obtaining actual knowledge) of any Event of Default.

24.         Representations and Warranties. The Maker represents and warrants that (i) the Marker is organized and resident in the State of Arkansas; (i) the Maker is duly organized and in good standing under the laws of Arkansas and has full capacity and right to make and perform this Note, and all necessary authority has been obtained; (iii) this Note constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (iv) the making, existence, and performance of this Note does not and will not violate the provisions of any applicable law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument, or document to which the Maker is a party or by which the Maker or any of the Maker’s property may be bound or affected; and (v) all consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under applicable law and regulations for the making and performance of this Note have been obtained or made and are in full force and effect.

25.      Default. The following shall constitute events of default (individually, an “Event of Default” and collectively, “Events of Default”) under this Note:

(g)          The institution against the Maker or any endorser or guarantor of this Note of any involuntary proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within thirty (30) days of filing;

(h)          The institution by the Maker or any endorser or guarantor of this Note of any voluntary proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally or the making by the Maker or any endorser or guarantor of this Note of a composition or an assignment or trust mortgage for the benefit of creditors;

(i)         Default or breach by the Maker of any of the Maker’s obligations or covenants under this Note, the Supply Agreement or any related agreements or instruments entered into with or on behalf of the Company, or any other agreement between the Maker (or any of the Maker’s affiliates) and the Company or any of its affiliates, or the occurrence of any event of default under any promissory note of the Maker (or any of the Maker’s affiliates) in favor of the Company or any of its affiliates;

(j)          The failure to make any payment hereunder or under any other obligation to Maker or its affiliates, whether of principal, interest or otherwise, within five (5) days of when due;

(k)         Any financial statement or certificate furnished to the Company in connection with, or any representation or warranty made by or on behalf of the Maker or any endorser or guarantor under shall prove to be incorrect, false or misleading in any material respect when furnished or made; or

(l)        The Maker or any endorser or guarantor (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of or premium or interest on any debt in excess of Ten Thousand Dollars ($10,000) when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such debt.

Upon the occurrence of an Event of Default: (i) all obligations of the Maker shall at the holder of this Note’s option and without notice become immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest, notice of dishonor or other notice of any kind, all of which are hereby expressly waived by the Maker; and (ii) the holder of this Note shall have all rights, powers and remedies available under this Note, and as otherwise accorded by law, including without limitation the right to resort to any or all guaranties and collateral; provided that upon the occurrence of any Event of Default described in clause (a) or (b) of the definition of Event of Default above, the principal then outstanding, together with accrued interest thereon, and all fees and other obligations under this Note shall automatically become due and payable, without presentment, demand, notice of nonperformance, notice of protest, protest, notice of dishonor or other notice of any kind, all of which are hereby waived. All rights, powers and remedies of the holder may be exercised at any time by the holder and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

26.          Default Rate. Every amount overdue under this Note shall bear interest from and after the date on which such amount first became overdue at an annual rate of ten percent (10%) or the highest legal rate of interest, whichever is lower. Such interest on overdue amounts under this Note shall be payable on demand and shall accrue and be compounded monthly until the obligation of the Maker with respect to the payment of such interest has been discharged (whether before or after judgment). In no event shall any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law and if any such payment is paid by the Maker, then such excess sum shall be credited by the holder as a payment of principal.

27.          No Offset. Except as expressly permitted herein, all payments by the Maker under this Note shall be made without set-off or counterclaim and shall be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law. The Maker shall pay and save the holder harmless from all liabilities with respect to or resulting from any delay or omission to make any such deduction or withholding required by law.

28.          Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally with receipt acknowledged in writing, by electronic mail transmission with answer back confirmation, mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the addresses specified above or the email addresses set forth herein. All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by electronic mail transmission to the email address as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail or by overnight courier in the manner described above to the address as provided in this Section, be deemed given on the third (3rd) business day after mailing or deposit with the courier service (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto.

29.          Attorneys' Fees. If the services of an attorney are required to collect payment on this Note, secure the performance of this Note, enforce any judgment obtained on this Note or otherwise upon the breach or default of this Note, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Note or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys' fees, costs, expert witness fees, accountant and consultant fees and other expenses, in addition to any other relief to which such party may be entitled. Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.

30.          Governing Law; Venue. This Note shall be governed in all respects by the laws of the State of Delaware, without regard to any provisions thereof relating to conflicts of laws among different jurisdictions.

31.         Severability. In the event that any provision of this Note becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, void, or invalid under any applicable statute, rule or law the parties agree that such invalidity shall not affect the validity of the remaining provisions of this Note, and further agree to substitute for the invalid provision a valid provision which most closely approximates the intent and economic effect of the invalid provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Note.

32.          Time. Time is of the essence of this Note and each of the provisions hereof.

33.         Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

34.        Non-Dischargeable Obligations. To the extent permissible under applicable law, the obligations created by this Note shall be non-dischargeable in bankruptcy.

35.         Prepayment. This Note may be prepaid in whole or in part at any time or from time to time by the Maker. Any such prepayment shall be without premium or penalty.

36.          WAIVER OF JURY TRIAL. THE PARTIES IRREVOCABLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER AT LAW OR EQUITY, BROUGHT BY ANY PARTY.

“MAKER”

Golden Ridge Rice Mills, LLC

By:
Title: